Exhibit 8.1

                    [Letterhead of Schulte Roth & Zabel LLP]

                                                               December 11, 2003

The CIT Group Securitization Corporation III, as Depositor
1 CIT Drive
Livingston, New Jersey 07039

Ladies and Gentlemen:

      We have acted as special counsel to you (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the home equity loan asset backed certificates (the "Certificates") described in the prospectus and prospectus supplement which form a part of the Registration Statement (the "Prospectus" and the "Prospectus Supplement," respectively). Each series of Certificates will be issued pursuant to a pooling and servicing agreement, substantially in the form filed as Exhibit 4.1 to the Registration Statement, among the Company, The CIT Group/Consumer Finance, Inc., and the trustee named in the related prospectus supplement.

      We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the Federal laws of the United States of America.

      We hereby confirm that the statements set forth in the Prospectus and the Prospectus Supplement under the heading "Certain Federal Income Tax Consequences" accurately describe the material Federal income tax consequences to holders of the Certificates.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

                                                    Very truly yours,

                                                    /s/ Schulte Roth & Zabel LLP